                          CELLNET DATA SYSTEMS, INC.

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION



     CellNet Data Systems, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

     1. The name of this corporation is CellNet Data Systems, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 7, 1993.

     2. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of Delaware, this Amended and Restated Certificate of Incorporation restates and further integrates and further amends the provisions of this corporation's Certificate of Incorporation.

     3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Schedule A attached hereto.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the corporation this 25th day of April, 1997.


                          CELLNET DATA SYSTEMS, INC.



                          By: /s/JOHN M. SEIDL
                              ----------------------------
                              John M. Seidl, President and
                               Chief Executive Officer



ATTEST:


/s/DAVID L. PERRY
-------------------------
David L. Perry, Secretary

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                             SCHEDULE A

                RESTATED CERTIFICATE OF INCORPORATION
                                 OF
                     CELLNET DATA SYSTEMS, INC.



     FIRST. The name of the corporation is CellNet Data Systems, Inc. (the "Corporation").

     SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. This Corporation is authorized to issue two classes of shares, designated "Common Stock," $0.001 par value and "Preferred Stock," $0.001 par value, respectively. The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000) and the number of shares of Preferred Stock authorized to be issued is fifteen million (15,000,000). The Board of Directors shall have the authority to issue the authorized but undesignated Preferred Stock from time to time in one or more series and to fix the number of shares of such series and to determine the designation of any such series and to determine or alter the powers, preferences, rights, qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     FIFTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

     SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

     SEVENTH.   (a)  To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director


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or executive officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director or executive officer at the request of the Corporation or any predecessor to the Corporation. The Corporation shall have the authority upon approval of the Board of Directors to indemnify any other officer and employee of the Corporation.

                (c) Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     EIGHTH.    Until such time as the Corporation is a publicly-traded company with more than 800 stockholders of record, in the election of directors, each holder of stock of any class or series of the Corporation shall be entitled to as many votes as shall equal the number of votes entitled to be cast for the election of directors with respect to each holder's shares of stock multiplied by the number of directors to be elected by each holder, and may cast all of such votes for a single director or may distribute such votes among the number of directors to be elected, provided, that, such holder has given notice of the intention to cumulate votes as specified in the bylaws; notwithstanding the foregoing, the right to cumulative voting shall exist until August 15, 1997, and thereafter at such time as the Corporation is a publicly traded company with more than 800 stockholders of record, such right to cumulative voting will be eliminated.

     NINTH.     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of this Article NINTH of this Amended and Restated Certificate of Incorporation or Sections 2.3 and 2.5 of the Corporation's Bylaws.


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